IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Case No.: OS 55/2013
In the matter of Section 210 of the Companies Act (Cap. 50)

Doc No.: ORC 3310/2013	And
Filed: 14-May-2013 12:30 PM
In the matter of Blue Ocean Resources Pte. Ltd.

Blue Ocean Resources Pte. Ltd.
(Singapore UEN No. 200610255E)

...Applicant(s)

ORDER OF COURT

Before:	Justice Lee Seiu Kin in Chambers

Date of Order :	14-May-2013

UPON THE APPLICATION of Blue Ocean Resources Pte Ltd coming on for hearing this day AND UPON READING the 2nd affidavit of Martial Jean Francois Nicolas and the 1st affidavit of Mark Sims Chadwick filed on behalf of the Applicant on 6 May 2013 and the 3rd affidavit of Martial Jean Francois Nicolas filed on behalf of the Applicant on 10 May 2013 AND UPON HEARING Counsel for the Applicant, Counsel for the Scheme Creditors set out in Annex A as well as Counsel for The Bank of New York Mellon,

It is ordered that:

1.       The Scheme of Arrangement dated 20 March 2013, exhibited as “MSC-3” to the 1st affidavit of Mark Sims Chadwick filed in these proceedings on 6 May 2013, is approved.

2.       The costs of this hearing be borne by the Applicant; and

3.       The Applicant be at liberty to apply.

1 Name of Document:	Annex A to the Order of Court
Annex:	Annex A (14 May 13).pdf 15.81 KB

/s/ Foo Chee Hock
FOO CHEE HOCK
REGISTRAR
SUPREME COURT
SINGAPORE

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ANNEX A

1.	Clearwater Capital Partners Fund II, L.P.;

2.	Clearwater Capital Partners Fund III, L.P.;

3.	Clearwater Capital Partners Fund III (Annex), L.P.;

4.	Clearwater Capital Partners Fund IV, L.P.;

5.	Asian Development Finance, Ltd;

6.	Cowell & Lee Asia Credit Opportunities Fund;

7.	Deutsche Bank AG, London; and

8.	Goldman Sachs International.